CONTACTS AT FIRST OF AMERICA:
    Jennifer D. Cox,  Senior Vice President-Accounting Division,
      (616) 376-7115 / fax 376-7079
    Tony Thompson, Public & Media Relations Manager, (616) 376-7266 / fax 376-7273


FOR IMMEDIATE RELEASE


      FIRST OF AMERICA BANK CORP. ANNOUNCES PLACEMENT
               OF $150 MILLION OF FIXED RATE
                    CAPITAL SECURITIES

KALAMAZOO, Mich., January 28, 1997 -- First of America Bank
Corporation (NYSE: FOA) today announced the placement of $150 million of fixed rate capital securities through First of America
Capital Trust I, a newly formed Delaware business trust, controlled by First of America Bank Corporation.

The 8.12% Capital Securities of First of America Capital Trust I were priced at par. Cash distributions will be payable semi-annually on January 31 and July 31, beginning July 31, 1997. The proceeds from the issuance will be used for general corporate purposes.

The 8.12% Capital Securities were offered in a private placement transaction and are expected to be rated "a2" by Moody's and BBB by Standard & Poor's. The securities have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States without such registration or an applicable exemption from the registration requirements.

Richard F. Chormann, chairman, president and chief executive officer of First of America Bank Corporation, said, "We believe the issuance of these capital securities will further enhance our strong capital position, while reducing our cost of capital."

First of America Bank Corporation, headquartered in Kalamazoo, Michigan is a $22 billion bank holding company which has $15 billion in loans and $18 billion in deposits and serves over 3 million households in Michigan, Illinois, Indiana and Florida. The company engages in commercial banking, retail banking as well as mortgage origination services in North Carolina and Arizona. The corporation also provides trust, insurance and other financial services, managing over $20 billion in trust and mutual fund assets. Based on total assets, First of America is ranked 32nd among banking companies in the United States.

                            # # #

                          SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, First of America has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.





                               FIRST OF AMERICA BANK CORPORATION
                                           REGISTRANT





Date: January 30, 1997        /S/ Thomas W. Lambert
                                  Thomas W. Lambert
                                  Executive Vice President and Chief
                                  Financial Officer
                                  (Principal Financial and
                                  Accounting Officer)